AMENDMENT TO

THE DECLARATION OF TRUST

TO CHANGE THE PRINCIPAL OFFICE OF THE TRUST

FIRST TRUST ENERGY INCOME AND GROWTH FUND (THE “TRUST”)

The undersigned, constituting at least a majority of the Trustees of the Trust, a business trust organized under the laws of The Commonwealth of Massachusetts, acting pursuant to the Trust’s Declaration of Trust, as amended to the date hereof (the “Declaration”), do hereby amend the Declaration as follows:

The principal office of the Trust is hereby changed from “187 Danbury Road, Wilton, Connecticut 06897” to “10 Westport Road Suite C101a Wilton, Connecticut 06897,” and all references to the address of the principal office of the Trust in the Declaration are hereby accordingly amended.

This amendment to the Declaration shall become effective on April 25, 2016.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this amendment as of April 25, 2016.

/s/ James A. Bowen	/s/ Richard E. Erickson
James A. Bowen, as Trustee	Richard E. Erickson, as Trustee
c/o First Trust Advisors L.P.	c/o First Trust Advisors L.P.
120 East Liberty Drive	120 East Liberty Drive
Wheaton, Illinois 60187	Wheaton, Illinois 60187

/s/ Thomas R. Kadlec	/s/ Niel B. Nielson
Thomas R. Kadlec, as Trustee	Niel B. Nielson, as Trustee
c/o First Trust Advisors L.P.	c/o First Trust Advisors L.P.
120 East Liberty Drive	120 East Liberty Drive
Wheaton, Illinois 60187	Wheaton, Illinois 60187

/s/ Robert F. Keith
Robert F. Keith, as Trustee
c/o First Trust Advisors L.P.
120 East Liberty Drive
Wheaton, Illinois 60187